Exhibit 23.3

CONSENT OF COUNSEL

We hereby consent to the reference to this firm under the caption “Tax Consequences” in the Prospectus related to this Registration Statement on Form S-8 filed by Rockwell Collins, Inc. in respect of the Rockwell Collins, Inc. 2006 Long-Term Incentives Plan.

/s/ CHADBOURNE & PARKE LLP

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
March 28, 2006